EXHBIT 10.31
EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made and entered into as of January 11, 2016 (the "Effective Date") by and between CytRx Corporation, a Delaware corporation ("Employer"), and Olivia C. Ware, an individual and resident of the State of California ("Employee").

WHEREAS, Employer desires to employ Employee, and Employee is willing to be employed by Employer, on the terms set forth in this Agreement.

NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.

1. Employment. Effective as of the Effective Date, Employer shall continue to employ Employee, and Employee shall continue to serve, as Employer's Chief Commercial Officer on the terms set forth herein.

2. Duties; Place of Employment. Employee shall perform in a professional and business-like manner, and to the best of her ability, the duties described on Schedule 1 to this Agreement and such other duties in line with her technical training and experience as are assigned to her from time to time by Employer's Chairman of the Board and Chief Executive Officer. Employee understands and agrees that her duties, title and authority may be changed from time to time in the discretion of Employer's Chief Executive Officer. Employer understands and agrees that Employee shall be entitled to render her services hereunder from her home, except  (a)  for travel when and as required in the performance of Employee's duties hereunder, and  (b) as directed by the Employee's Supervisor to be present in the Employer's principal executive office, such that it presents no undue hardship on the Employee.

3. Time and Efforts. Employee shall devote all of her business time, efforts, attention and energies to Employer's business and to discharge her duties hereunder. Notwithstanding the foregoing, Employee may serve on the board of directors of one company other than Employer so long as such service shall not materially interfere with the performance of her duties hereunder, and in no event shall Employee serve on the board of directors of a company that is directly competitive with Employer.

4. Term. The term (the "Term") of Employee's employment hereunder shall commence on the Effective Date and shall expire on December 31, 2016, unless sooner terminated in accordance with Section 6. The Employee's employment with the Company will be "at will," meaning that the Employee's employment may be terminated by the Company or the Employee at any time. Neither Employer nor Employee shall have any obligation to extend or renew this Agreement. In the event that Employer does not offer to extend or renew the Agreement, Employer shall continue to pay Employee her salary as provided for in Section 5.1 during the period commencing on the final date of the Term and ending on (a) June 30, 2017 or (b) the date of Employee's re-employment with another employer, whichever is earlier; provided that, as a condition to Employer's obligations under this sentence, Employee shall have executed and delivered to Employer a General Release in the form attached hereto as Exhibit A. Employee shall notify Employer immediately in the event Employee accepts such employment with another employer.
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5. Compensation. As the total consideration for Employee's services rendered hereunder, Employer shall pay or provide Employee the following compensation and benefits:

5.1. Salary. Employee shall be entitled to receive an annual salary of Four Hundred Thousand dollars ($400,000), payable in accordance with Employer's normal payroll policies and procedures.

5.2.  Discretionary Annual Bonus. Employee also may be eligible for a bonus from time to time for her services during the Term. Employee shall be entitled to receive a minimum annual bonus of One Hundred Fifty Thousand dollars ($150,000), which is equivalent to thirty-seven and one-half percent (37.5%) of her gross annual salary as provided in Section 5.1. At the Employer's sole discretion, Employee may be awarded an annual bonus in a greater amount, up to a maximum of Three Hundred Thousand dollars ($300,000), which is equivalent to seventy-five percent (75%) of her gross annual salary as provided in Section 5.1. Employee's eligibility to receive a bonus, the determination to award Employee such bonus and any determination to award Employee a bonus amount greater than the minimum annual bonus amount shall be in Employer's sole discretion.

5.3. Expense Reimbursement. Employer shall reimburse Employee for reasonable and necessary business expenses incurred by Employee in connection with the performance of Employee's duties in accordance with Employer's usual practices and policies in effect from time to time; provided, however, that Employee shall be permitted to fly first class on all plane trips that are scheduled for more than two hours in duration. When Employee travels to Employer's corporate offices, Employer shall pay for (i) round-trip airfare and airport parking or other ground transportation to and from the airports, or, (ii) if driving, the cost of gas, tolls and meals, but shall not pay for any other food or other incidentals except as specifically set forth herein.  (c) During the Term, Employer shall provide Employee with (i) hotel, parking and meal accommodations while Employee is working at Employer's corporate offices in reasonable proximity to Employer's corporate offices as chosen by Employee

5.4. Vacation. Employee shall continue to accrue vacation days without loss of compensation in accordance with Employer's usual policies applicable to all employees at a rate of four weeks' vacation time for each 12-month period during the Term.

5.5. Tax Gross-Up. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute "parachute payments" within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Employee's benefits under this Agreement shall be either: (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless Employer and the Employee otherwise agree in writing, any determination required under this Section 1 shall be made in writing by Employer's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Employee and Employer for all purposes. For purposes of making the calculations required by this Section 1, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Employer and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5.5. Employer shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.5.
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5.6. Employee Benefits. Employee shall be eligible to participate in any medical insurance and other employee benefits made available by Employer to all of its employees under its group plans and employment policies in effect during the Term.  Schedule 2 hereto sets forth a summary of such plans and policies as currently in effect. Employee acknowledges and agrees that, any such plans or policies now or hereafter in effect may be modified or terminated by Employer at any time in its discretion.

5.7.  Payroll Taxes. Employer shall have the right to deduct from the compensation and benefits due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation or benefits of Employee.

6. Termination. This Agreement may be terminated as set forth in this Section 6.

6.1. Termination by Employer for Cause. Employer may terminate Employee's employment hereunder for "Cause" upon notice to Employee. "Cause" for this purpose shall mean any of the following:

(a) Employee's breach of any material term of this Agreement; provided that the first occasion of any particular breach shall not constitute such Cause unless Employee shall have previously received written notice from Employer stating the nature of such breach and affording Employee at least ten days to correct such breach;

(b) Employee's conviction of, or plea of guilty or nolo contendere to, any misdemeanor, felony or other crime of moral turpitude;

(c) Employee's act of fraud or dishonesty injurious to Employer or its reputation;

(d) Employee's continual failure or refusal to perform her material duties as required under this Agreement after written notice from Employer stating the nature of such failure or refusal and affording Employee at least ten days to correct the same;

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(e) Employee's act or omission that, in the reasonable determination of Employer's Board of Directors (or a Committee of the Board), indicates alcohol or drug abuse by Employee; or

            (f) Employee's act or personal conduct that, in the judgment of Employer's Board of Directors (or a Committee of the Board), gives rise to a material risk of liability of Employee or Employer under federal or applicable state law for discrimination, or sexual or other forms of harassment, or other similar liabilities to subordinate employees.

Upon termination of Employee's employment by Employer for Cause, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled only to payment, not later than three days after the date of termination, of any accrued but unpaid salary and unused vacation as provided in Sections 5.1 and 5.5 as of the date of such termination and any unpaid bonus that may have been awarded Employee as provided in Section 5.2 prior to such date.

6.2. Termination by Employer without Cause. Employer may also terminate Employee's employment without Cause upon ten days' notice to Employee. Upon termination of Employee's employment by Employer without Cause, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled to (1) any accrued but unpaid salary and unused vacation as of the date of such termination as required by California law, which shall be due and payable upon the effective date of such termination, (2) any unpaid bonus that may have been awarded to Employee under Section 5.2 prior to such date, which shall be due and payable in accordance with Employer's normal payroll practices or as otherwise required by California law, (3) payment of any Tax Gross-Up payment as provided in Section 5.5, (4) an amount, which shall be due and payable within ten days following the effective date of such termination, equal to six months' salary as provided in Section 5.1., provided, that if such termination occurs following a Change of Control (as hereinafter defined), then the amount described in this clause (4) shall be equal to 12 months' salary as provided in Section 5.1, and (5) continued participation, at Employer's cost and expense, of Employee and her dependents for a period of six months following such termination (12 months if such termination occurs following a Change of Control) in any Employer-sponsored group benefit plans in which Employee was participating as of the date of termination. Employee's right to the compensation and benefits provided for in clauses (3) through (5) of this Section 6.2 shall be conditioned upon Employee having executed and delivered to Employer a General Release of All Claims in the form attached hereto as Exhibit A.  For purposes of this Section 6.2, a "Change of Control" shall have the meaning ascribed to the term "Corporate Transaction" in Employer's 2008 Stock Incentive Plan, as such Plan may be amended from time to time.
6.3. Death or Disability. Employee's employment will terminate automatically in the event of Employee's death or upon notice from Employer in event of her permanent disability. Employee's "permanent disability" shall have the meaning ascribed to such term in any policy of disability insurance maintained by Employer (or by Employee, as the case may be) with respect to Employee or, if no such policy is then in effect, shall mean Employee's inability to fully perform her duties hereunder for any period of at least 75 consecutive days or for a total of 90 days, whether or not consecutive. Upon termination of Employee's employment as aforesaid, all compensation and benefits to Employee hereunder shall cease and Employer shall pay to the Employee's heirs or personal representatives, not later than ten days after the date of termination, any accrued but unpaid salary and unused vacation as of the date of such termination as required by California law.
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7. Confidentiality. While this Agreement is in effect and for a period of five years thereafter, Employee shall hold and keep secret and confidential all "trade secrets" (within the meaning of applicable law) and other confidential or proprietary information of Employer and shall use such information only in the course of performing Employee's duties hereunder; provided, however, that with respect to trade secrets, Employee shall hold and keep secret and confidential such trade secrets for so long as they remain trade secrets under applicable law. Employee shall maintain in trust all such trade secrets or other confidential or proprietary information, as Employer's property, including, but not limited to, all documents concerning Employer's business, including Employee's work papers, telephone directories, customer information and notes, and any and all copies thereof in Employee's possession or under Employee's control. Upon the expiration or earlier termination of Employee's employment with Employer, or upon request by Employer, Employee shall deliver to Employer all such documents belonging to Employer, including any and all copies in Employee's possession or under Employee's control.

8. Equitable Remedies; Injunctive Relief. Employee hereby acknowledges and agrees that monetary damages are inadequate to fully compensate Employer for the damages that would result from a breach or threatened breach of Section 7 of this Agreement and, accordingly, that Employer shall be entitled to equitable remedies, including, without limitation, specific performance, temporary restraining orders, and preliminary injunctions and permanent injunctions, to enforce such Section without the necessity of proving actual damages in connection therewith. This provision shall not, however, diminish Employer's right to claim and recover damages or enforce any other of its legal or equitable rights or defenses.

9. Indemnification; Insurance. Employer and Employee acknowledge that, as the Chief Commercial Officer of Employer, Employee shall be a corporate officer of Employer and, as such, Employee shall be entitled to indemnification to the full extent provided by Employer to its officers, directors and agents under the Employer's Certificate of Incorporation and Bylaws as in effect as of the date of this Agreement. Employer shall maintain Employee as an additional insured under its current policy of directors and officers liability insurance and shall use commercially reasonable efforts to continue to insure Employee thereunder, or under any replacement policies in effect from time to time, during the Term.

10. Severable Provisions. The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

11. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns and Employee and his heirs and representatives; provided, that this Agreement may be assigned by Employer to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer.
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12. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein. This Agreement supersedes any and all prior or contemporaneous agreements, written or oral, between Employee and Employer relating to the subject matter hereof. Any such prior or contemporaneous agreements are hereby terminated and of no further effect, and Employee, by the execution hereof, agrees that any compensation provided for under any such agreements is specifically superseded and replaced by the provisions of this Agreement.

13. Amendment. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto and unless such writing is made by an executive officer of Employer (other than Employee). The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.

14. Governing Law. This Agreement is and shall be governed and construed in accordance with the laws of the State of California without giving effect to California's choice-of-law rules.

15. Notice. All notices and other communications under this Agreement shall be in writing and mailed, telecopied (in case of notice to Employer only) or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

If to Employer:

CytRx Corporation
11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049
Facsimile:                  (310) 826-5648
Attention:                  Chairman and Chief Executive Officer

If to Employee:

Olivia C. Ware
[Residence Address]
16.  Survival. Sections 7 through 15, and 17 through 20 shall survive the expiration or termination of this Agreement.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement. A counterpart executed and transmitted by facsimile shall have the same force and effect as an originally executed counterpart.
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    18. Attorney's Fees. In any action or proceeding to construe or enforce any provision of this Agreement the prevailing party shall be entitled to recover its or her reasonable attorneys' fees and other costs of suit (up to a maximum of $15,000) in addition to any other recoveries.

19. No Interpretation of Ambiguities Against Drafting Party. This Agreement has been negotiated at arm's length between persons knowledgeable in the matters dealt with herein. In addition, each party has been represented by experienced and knowledgeable legal counsel. Accordingly, the parties agree that any rule of law, including, but not limited to, California Civil Code Section 1654 or any other statutes, legal decisions, or common law principles of similar effect, that would require interpretation of any ambiguities in this Agreement against the party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties hereto.

 20.    Section 409A of the Code. This Agreement is intended to comply with the applicable requirements of Section 409A of the Code and the regulations promulgated thereunder ("Section 409A"), and shall be administered in accordance with Section 409A to the extent Section 409A of the Code applies to the Agreement. Notwithstanding anything in the Agreement to the contrary, distributions pursuant to the Agreement that are subject to Section 409A may only be made in a manner, and upon an event, permitted by Section 409A.

The provisions of this Agreement shall be construed and interpreted to avoid the imposition of any additional tax, penalty or interest under Section 409A while preserving, to the extent possible, the intended benefits hereunder payable to Employee. Employer and Employee agree that any payment made pursuant to this Agreement due to Employee's "separation from service" as defined in Section 409A shall be delayed in accordance with Section 409A(a)(2)(B)(i) of the Code (six month delay) if and to the extent required to avoid the imposition of any tax, penalty or interest under Section 409A. Any additional cost to Employee by reason of such postponement period, including, for example, Employee's payment of the cost of health benefits during the postponement period, shall be reimbursed by the Company to Employee after such period has ended. If Employee dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to Employee's beneficiary, or if none, to the personal representative of Employee's estate within 30 days after the date of Employee's death.

[Signature Page Follows]
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 IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

"EMPLOYER"

CytRx Corporation

By: /s/ STEVEN A. KRIEGSMAN
       Steven A. Kriegsman
       Chairman of the Board and Chief Executive Officer

"EMPLOYEE"

/s/ OLIVA C. WARE
Olivia C. Ware

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EXHIBIT A
GENERAL RELEASE OF ALL CLAIMS
This General Release of All Claims is made as of _________, 20__ ("General Release"), by and between Olivia C. Ware ("Executive") and CytRx Corporation, a Delaware corporation (the "Company"), with reference to the following facts:
WHEREAS, this General Release is provided for in, and is in furtherance of, the Employment Agreement, dated as of January 11, 2016, between the Company and Executive (the "Employment Agreement");
WHEREAS, Executive desires to execute and deliver to the Company this General Release in consideration of the Company's providing Executive with certain severance benefits pursuant to Section 6.2 of the Employment Agreement; and
WHEREAS, Executive and the Company intend that this General Release shall be in full satisfaction of any and all obligations described in this General Release owed to Executive by the Company, except as expressly provided in this General Release.
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, Executive and the Company agree as follows:
1. Executive, for herself, her spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, "Releasers"), does hereby release, waive, and forever discharge the Company and each of its agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the "Releasees") from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, obligations, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys' fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to: (a) Executive's employment with and services to the Company or any of its affiliates; (b) the termination of Executive's employment with and services to the Company and any of its affiliates; or (c) any event whatsoever occurring on or prior to the date of this General Release.  The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including, but not limited to, wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under any employment agreement between Executive, on the one hand, and the Company or its affiliates, on the other hand) and any action arising in tort including, but not limited to, libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act ("ADEA"), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act or the discrimination or employment laws of any state or municipality, and any claims under any express or implied contract which Releasers may claim existed with Releasees.  This also includes, but is not limited to, a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive's employment with or services to the Company or any of its affiliates or the termination of that employment or those services; and any claims under the Worker Adjustment and Retraining Notification Act, California Labor Code Section 1400 et seq. or any similar law, which requires, among other things, that advance notice be given of certain work force reductions.  This release and waiver does not apply to: (i) the Executive's rights to receive the compensation and benefits provided for in Section 6.2 of the Employment Agreement: or (ii) Executive's rights under any stock option agreement between Executive and the Company.
2. Executive understands and agrees that she is expressly waiving all rights afforded by Section 1542 of the Civil Code of the State of California ("Section 1542") with respect to the Releasees.  Section 1542 states as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, Executive understands and agrees that this General Release is intended to include all claims, if any, which Executive may have and which he does not now know or suspect to exist in his favor against the Releasees and Executive understands and agrees that this Agreement extinguishes those claims.
3. Excluded from this General Release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies.  Executive, however, waives Executive's right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing) pursue any claims on Executive's behalf.  Executive represents and warrants that Executive has not filed any complaint, charge or lawsuit against the Releasees with any government agency or any court.
4. Executive agrees never to seek personal recovery from Releasees in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release.  Nothing in this General Release is intended to reflect any party's belief that Executive's waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.
5. Executive acknowledges and recites that:
 Executive has executed this General Release knowingly and voluntarily;
 Executive has read and understands this General Release in its entirety;
 Executive acknowledges that she has been advised by her own legal counsel and has sought such other advice as he wishes with respect to the terms of this General Release before executing it;
 Executive's execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this General Release; and
 Executive has not sold, assigned, transferred or conveyed any claim, demand, right, action, suit, cause of action or other interest that is the subject matter of this General Release.
6. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of California, except for the application of preemptive Federal law.
7. Executive acknowledges that she is waiving her rights under the ADEA and the Older Worker's Benefit Protection Act and therefore, in compliance with those statutes, acknowledges the following:
 Executive acknowledges that she has been provided a minimum of twenty-one (21) calendar days after receipt of this Agreement to consider whether to sign it;
 Executive acknowledges that she shall have seven days from the date she executes this General Release to revoke her waiver and release of any ADEA claims only (but not her waiver or release hereunder of other claims) by providing written notice of the revocation to the Company, and that, in the event of such revocation, the provisions of Section 4 or clauses (3) through (5) of Section 6.2, as applicable, of the Employment Agreement shall thereupon become null and void and the Company shall be entitled to a return from Executive of all payments to Executive pursuant to such clauses;
 Executive acknowledges that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Agreement; and
 Executive acknowledges that the consideration given in exchange for this waiver and release Agreement is in addition to anything of value to which he was already entitled.

PLEASE READ THIS AGREEMENT CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated: ___________________, 20____	Olivia C. Ware
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SCHEDULE 1

Employee Duties

Summary: The Chief Commercial Officer ("CCO") will have responsibility for providing overall vision, direction and execution for the Company's commercialization strategy and implementation for aldoxorubicin, including developing marketing and sales strategies and ensuring reimbursement to enable rapid market penetration and growth.  The incumbent will define and build an essential internal infrastructure and leverage external resources necessary to support the successful launch of aldoxorubicin and long term strategy for market adoption.

Essential Duties and Responsibilities:

•
Lead the functional areas of marketing, sales and business development focused on achieving maximum commercial success with aldoxorubicin, including leading sales and marketing collaborations with other companies, if available on commercially reasonable terms, or overseeing the development of these capabilities on Employer's behalf.

•	Lead successful marketing execution for the launch of the Company's aldoxorubicin product line, including development of brand strategies to increase awareness and sales.
•	Be accountable for successful execution and delivery of marketing / sales tactics and systems to monitor and respond to market feedback.
•
Ensure all promotional efforts adhere to FDA regulations and requirements, and all other relevant federal, state and local laws and international laws, as applicable, as well as pharmaceutical guidelines and internal standard operating procedures.

•	Have profit and loss responsibility; evaluate, build and drive execution of all business activities and programs to ensure superior commercial performance.
•
Establish and maintain effective working relationships with key opinion leaders and thought leaders.  Drive all brand functions, including but not limited to strategic and tactical planning; forecasting and commercial analytics; pricing; contracting and distribution; reimbursement and patient access; medical education; congress and event management, and patient advocacy.

•	Collaborate and coordinate across multiple functions, supporting internal groups.
•	Build, lead, develop and manage a team of sales and marketing professionals and inspire trust and confidence throughout the commercial organization.
•
As a member of the Employer's Executive leadership team work collaboratively with other senior leaders in Employer, including the Board Directors, to develop a long term vision for Employer's business and determine present and future business needs and opportunities.

•
Collaborate with CytRx's senior management team, to provide commercial guidance to expand the adoption of aldoxorubicin as well as to provide input into corporate partnerships and other opportunities to expand the domestic and global markets for aldoxorubicin.

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SCHEDULE 2
Summary of Group Plans
1. See CytRx Corporation Employee Handbook, Part II dated January 2015, which is incorporated herein by reference.

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